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                                                                     EXHIBIT 3.4

                                 CONNECT, INC.

                          CERTIFICATE OF AMENDMENT OF

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     CONNECT, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, adopted resolutions proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation of said corporation:

     RESOLVED: That Article IV, Section D.1.(a) of the Amended and Restated
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     Certificate of Incorporation of the Corporation be and hereby is amended in its entirety to read as follows:

           "(a) The closing of a sale of the corporation's Common Stock in a firmly underwritten registered public offering with proceeds to the corporation of at least Twelve Million Dollars ($12,000,000), at a per share offering price of at least $5.28 (as adjusted for recapitalizations, stock splits, stock dividends and the like) (a "Qualifying IPO");"
                                                     --------------

     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.



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     IN WITNESS WHEREOF, the undersigned have executed this certificate on
August 13, 1996.



                                       CONNECT, INC.


                                       By: /s/ THOMAS P. KEHLER
                                           ----------------------------------
                                           Thomas P. Kehler, President and
                                           Chief Executive Officer


Attest: /s/ JOSEPH G. GIRATA
        ----------------------------
        Joseph G. Girata, Secretary